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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-106544 on Form S-8, in Registration Statement No. 333-17821 on Form S-8, in Registration Statement No. 333-71483-1 on Form S-8, in Registration Statement No. 333-75277 on Form S-8, in Registration Statement No. 333-112038 on Form S-4 and in Registration Statement No. 333-113092 on Form S-3 of Dura Automotive Systems, Inc. of our reports dated January 28, 2004, appearing in this Annual Report on Form 10-K of Dura Automotive Systems, Inc. for the year ended December 31, 2003 (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in the Company's method of accounting for goodwill and other intangible assets).

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
March 9, 2004